Exhibit 99.1

GrowLife, Inc. Announces Acquisition of Renowned Commercial Cannabis Cultivation Equipment Supplier EZ-CLONE Enterprises, Inc.

Hydroponics Supplier Specializing in the Cannabis Industry Acquires Cloning Leader EZ-CLONE Enterprises, a Manufacturer of Indoor Plant Cultivation Equipment

KIRKLAND, Wash. – October 16, 2018 – GrowLife, Inc. (OTCQB: PHOT), one of the nation’s most recognized indoor cultivation product and service providers, today announced that it has completed a transaction to acquire a majority share of EZ-CLONE Enterprises, Inc. (EZ-CLONE). EZ-CLONE is the manufacturer of multiple award-winning products specifically designed for the commercial cloning and propagation stage of indoor plant cultivation including cannabis, food, and other hydroponic farming. The transaction aligns with the Company’s strategic vision of servicing the burgeoning cannabis cultivation market.

“This acquisition is one of the most significant milestones for GrowLife to-date, allowing us to further expand GrowLife’s product and service offering portfolio with the backing of this renowned company,” said GrowLife CEO Marco Hegyi. “EZ-CLONE has become synonymous with the highest quality cloning products in the industry and has become the standard in cloning and propagation among industry leaders and experts. GrowLife’s mission is to support the entire process of cannabis cultivation and help our customers to grow in the most efficient and cost-effective manner. EZ-CLONE’s product line perfectly fits with our vertical commercial grow system and will provide our customers with the ultimate cultivation infrastructure from clone to harvest.”

In recent months, the Company has put a substantial amount of focus and resources toward the expansion of its product portfolio in conjunction with its sales and marketing footprint. GrowLife Innovations, the product development division of the company, has begun testing a vertical commercial grow system that is designed to decrease the production costs of cannabis cultivation while rendering the highest quality product possible. This acquisition plays an important role in this strategy by offering customers a solution for all areas of cannabis cultivation as well as creates new possibilities for customer acquisition and cross brand sales channels.

“We couldn’t be more excited to join such a reputable and innovative company as GrowLife,” said Billy Blackburn, CEO of EZ-CLONE. “The EZ-CLONE company is a 20+ year industry veteran. Putting our company in the right hands demanded us to pick the right partner and GrowLife was and continues to be my first choice. The GrowLife team is trustworthy and knowledgeable and can help propel EZ-CLONE to its highest growth potential possible. GrowLife and EZ-CLONE share common values including putting our customers first. GrowLife's mission of helping their commercial cultivators become more efficient and cost effective, as well as their belief in the importance of solid fiscal management that supports intensified growth in this robust industry, further highlights how GrowLife is the right company to align with.  Introducing our award-winning products and our new EZ-CLONE commercial cloning system to GrowLife's customer base, which spans across North America, is a no-brainer and will create an equipment supply company capable of servicing the entire plant cultivation operation, from clone to harvest.  We look forward to creating a cultivation powerhouse together.”

The company will be updating its website and including the transaction in its investor presentation in the coming days. Additionally, the CEO will comment on the transaction during an upcoming virtual investor presentation to be held online on October 18, 2018 at 10 a.m. EST. More Information on viewing the presentation can be found here. The event, including presentations, will be available for on-demand replay following the conclusion of the conference.

As recently announced, GrowLife has expanded into the Canadian market which scheduled to legalize adult use cannabis on October 17, 2018. Deloitte estimates the Canadian cannabis market has a base retail value between $4.9 billion to $8.7 billion, which would rival the size of the $5 billion Canadian spirits market. When ancillary services such as those offered by GrowLife are factored into the overall value of the Canadian cannabis industry, Deloitte estimates the base retail value of the Canadian cannabis market will expand to between $12.7 billion and $22.6 billion. GrowLife aims to be a primary provider of ancillary products and services to service growers, testing labs, lighting, and security systems throughout North America.

For more information about GrowLife, including the CEO’s most recent video statement, visit the company’s website. Products can be purchased at ShopGrowLife.com.

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About GrowLife, Inc.
GrowLife, Inc. (PHOT) aims to become the nation’s largest cultivation service provider for cultivating organics, herbs and greens and plant-based medicines. Our mission is to help make our customers successful. Through a network of local representatives covering the United States and Canada, regional centers and its e-Commerce team, GrowLife provides essential goods and services including media, industry-leading hydroponics and soil, plant nutrients, and thousands more products to specialty grow operations. GrowLife is headquartered in Kirkland, Washington and was founded in 2012.

About EZ-CLONE Enterprises, Inc.
This U.S. company sells solutions for hydroponic and aeroponic systems around the world. EZ-Clone provides a lifetime warranty on the quality of their products. EZ-CLONE won awards in the industry for “Best aeroponic machine for vegetative propagation” and “Best New Product for Gardening.”

Public Relations Contact:
CMW Media
Cassandra Dowell, 858-264-6600
cassandra@cmwmedia.com
www.cmwmedia.com

Investor Relations Contact:
info@growlifinc.com
206-483-0059

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